Exhibit 99.1

Republic Bancorp, Inc. Reports Record First Quarter Net Income of $71.4 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 21, 2011--Republic Bancorp, Inc. is pleased to report record net income of $71.4 million for the first quarter of 2011, a $26.8 million, or 60%, increase over the first quarter of 2010. Diluted Earnings per Class A Common Share increased to $3.40 for the quarter. Return on average assets (“ROA”) and return on average equity (“ROE”) were both strong during the quarter at 7.01% and 69.96%, respectively.

Steve Trager, Republic’s President and Chief Executive Officer noted, “As a result of our strong quarter, we are proud to further our commitment to the community with another $5 million contribution to the Republic Bank Foundation. Our customers continue to take comfort in knowing that Republic Bank is extremely well- capitalized, high performing and very community minded.”

“While I am pleased to announce our strong results for the first quarter of 2011, we are also proud to say that our Company continues to receive accolades for its solid 2010 results as well. In the April edition of the ABA Banking Journal, Republic Bancorp was ranked the #4 bank holding company in the United States, up from #9 the previous year. The ranking was based on the highest Returns on Average Equity for those institutions with total assets of $3 billion or more. This ranking is further recognition of the hard work and dedication of our 750+ associates and the resonant affirmation of our business model, which always seeks to maximize long-term shareholder value,” further commented Steve Trager.

Republic Bancorp, Inc. (“Republic” or the “Company”) (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company for Republic Bank & Trust Company and Republic Bank.

The following chart highlights Republic’s first quarter 2011 financial performance compared to the same period in 2010:

	Three Months Ended		%
(dollars in thousands, except per share data)	3/31/11	3/31/10	Increase

Gross Operating Profit	$110,383	$68,820	60%
Net Income	$71,412	$44,628	60%
Diluted Earnings per Class A Share	$3.40	$2.14	59%
Return on Average Assets	7.01%	4.04%	74%
Return on Average Equity	69.96%	53.63%	30%

Results of Operations for the First Quarter of 2011 Compared to the First Quarter of 2010

Tax Refund Solutions (“TRS”)

Despite a reduction in Refund Anticipation Loan (“RAL”) volume, TRS completed its best quarter ever during the first quarter of 2011. Highlights for the TRS segment for the first quarter of 2011 include:

  Net income increased $27.8 million, or 67%, for the quarter ended March 31, 2011 compared to the same period in 2010.
  By plan, the dollar volume of RALs originated decreased from $3.0 billion during the first quarter 2010 tax season to $1.0 billion during the first quarter 2011 tax season.
  The total dollar volume of tax refunds processed during the first quarter 2011 tax season increased $1.5 billion, or 16%, over the first quarter 2010 tax season.
  Net interest income within TRS increased $9.2 million, or 19%, for the first quarter of 2011 compared to the same period in 2010.
  TRS recorded a provision for loan losses of $13.8 million for the first quarter of 2011, compared to $14.0 million for the same period in 2010.
  TRS non-interest income increased $28.0 million, or 52%, for the first quarter of 2011 compared to the first quarter of 2010.
  Charitable contribution expense totaled $4.9 million at TRS for the first quarter of 2011, as Republic’s $5 million contribution to the Republic Bank Foundation was, consistent with prior year, allocated between the Company’s business operating segments using a formula based on pre-tax profits for the quarter.

The increase in TRS net interest income was primarily due to an $8.3 million, or 16%, rise in RAL fee income, as the Company increased its pricing over the prior year in response to certain changes at the Internal Revenue Service (“IRS”). Partially offsetting the increase in interest income from the higher yield on RALs was a decline in interest income resulting from a planned reduction in the total dollar amount of RALs originated. In addition to the higher yield earned for the RAL product during the quarter, TRS net interest income also benefited from continued low funding costs and a reduction in the dollars needed to fund the overall program. Average brokered deposits outstanding utilized to fund RALs during the first quarters of 2011 and 2010 were $426 million and $1.0 billion with a weighted average cost of 0.43% and 0.55%, respectively. As a result, interest expense for the TRS segment was $457,000 for the first quarter of 2011, a decrease of $934,000, or 67%, from the same period in 2010.

In regard to the TRS segment’s provision for loan losses, the Company’s goal entering the 2011 tax season was to achieve a final RAL loan loss rate of 2.50% or less, as a result of the previously disclosed changes at the IRS. At March 31, 2011, RALs outstanding past their expected funding dates, which represents potential loan losses, were 1.75% of total RALs originated – reflecting exceptional underwriting and risk management. Management expects this percentage rate to improve each week, as the Bank continues to receive payments from the IRS. Based on the Bank’s current balance of RALs outstanding past their expected funding date and management’s expectations of future payments from the IRS, management projects Republic’s final loan loss rate related to RALs originated during 2011 will be approximately 1.58% of total RALs originated. Based on the Company’s first quarter 2011 RAL volume, each 0.10% of loss rate equates to approximately $1.0 million in pre-tax expense for 2011.

TRS non-interest income increased $28.0 million, or 52%, during the first quarter of 2011 compared to the same period in 2010. Net Electronic Refund Check/Electronic Refund Deposit (“ERC/ERD”) fees increased $27.9 million for the first quarter of 2011, primarily attributable to the overall increase in volume at TRS during the tax season. ERC/ERD fee income was positively impacted by a 65% increase in the number of ERCs/ERDs processed as the tax preparation offices offering the Company’s tax related products in 2011 experienced higher customer demand for ERC/ERD products than the offices it worked with during 2010.

“Thanks to a phenomenal performance by the 400+ full and part-time associates at TRS, we are once again able to report solid results for our tax business. As we look ahead to the future for TRS, the Bank will continue to focus its efforts on working with tax preparation offices which reflect Republic’s core values of work-product quality, knowledge and understanding of banking regulations and the application of those regulations to the various bank products marketed through their offices; as well as offices that maintain the highest performance standards for proper consumer disclosure and education,” further commented Trager.

Traditional Banking and Mortgage Banking (collectively “Core Banking”)

The balance sheet and operating results for the Core Banking segment continued to be impacted during the quarter by the current economic environment. Despite investing $150 million of its excess cash midway through the quarter into longer-term securities at a weighted average yield of 3.61%, the Company continued to maintain a tremendous amount of cash on hand at the Federal Reserve Bank earning 0.25%. Contributing to the large amount of cash on hand was the Traditional Bank’s solid deposit growth, as its industry-strong capital ratios and sound operating results continue to make Republic an attractive option to depositors. Overall, the Traditional Bank’s deposits grew $65 million during the quarter. In addition, on the asset side of the balance sheet, continued paydowns in Republic’s investment and loan portfolios, combined with reduced consumer demand for adjustable rate mortgage products, further contributed to an increase in cash balances for the Company.

Net income from Core Banking decreased from $3.4 million during the first quarter of 2010 to $2.4 million during the first quarter of 2011. While net income for the quarter was positively impacted by lower overhead expenses, the Company experienced a decline in net interest income due in large part to the sizeable amount of Company’s assets held in cash. While the Traditional Bank achieved an industry solid net interest margin of 3.33% during the quarter, the large cash balances held by the Company contributed to a decline in net interest income of $2.1 million, or 8%, for the quarter.

Republic’s ratio of allowance for loan losses to total loans within the Traditional Banking segment grew from 1.06% at December 31, 2010 to 1.21% at March 31, 2011. The increase was primarily due to provision expense related to one commercial real estate and one residential real estate relationship, both in the Company’s local markets. Approximately $2.1 million of the Company’s total provision expense for the quarter was associated with these two relationships.

Within the Traditional Banking segment, Republic’s percentage of delinquent loans past due 30 days or more to total loans declined 20 basis points compared to December 31, 2010 to 1.04%. Nonperforming loans declined nearly $2 million to $27 million as of March 31, 2011, or 1.23% of total loans, compared to 1.30% at year end. The Company continues to see improvement in its credit metrics due to a slowly improving economy combined with strong collection and workout efforts. While the Company’s nonperforming and delinquency ratios continue to trend in a positive direction, there remains some degree of uncertainty in the economy resulting from further deterioration in real estate values and high unemployment. Despite the negative economic factors still present, Republic’s credit quality continues to exceed that of its peers.

Core Banking non-interest income decreased by $564,000, or 9%, during the first quarter of 2011 to $5.9 million. Within the non interest income category, service charges on deposits and mortgage banking income decreased by $448,000 and $196,000 for the first quarter of 2011, respectively. Approximately $207,000 of the decline in service charges on deposits was related to the discontinuation of the Company’s Currency Connection card product, which was substantially completed by the end of the first quarter of 2010. The decline in mortgage banking income was driven by a decline in refinance activity for fixed-rate secondary market home loans, as mortgage loan originations are generally down across the banking industry.

Core Banking non-interest expenses decreased $2.4 million, or 9%, for the first quarter of 2011 to $24.2 million. The decrease in non-interest expense was primarily driven by a $1.5 million early termination penalty the Company recorded during the first quarter of 2010 associated with the early payoff of $87 million in FHLB advances.

CONCLUSION

“As we look ahead to the remainder of 2011, the Banking industry continues to face challenges on many fronts. Indications of inflation world-wide, combined with the federal government’s on-going debt crises continue to be cause for concern. In addition, vast new regulatory changes loom ahead for all banks. While no one can say for certain what the future may hold, at Republic, our performance and our excess capital have positioned us well for the future. Our business model has performed well in both good times and bad, as we have never wavered in our commitment to increasing long-term shareholder value. As we always remind our clients, our associates and our valued shareholders, ‘We were here for you yesterday. We are here for you today. We will be here for you tomorrow’,®” concluded Steve Trager.

Republic Bancorp, Inc. (Republic) has 43 banking centers and is the parent company of Republic Bank & Trust Company and Republic Bank. Republic Bank & Trust Company has 35 banking centers in 13 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.4 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky and Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

We were here for you yesterday. We are here for you today. We will be here for you tomorrow.®

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2010 Form 10-K filed with the Securities and Exchange Commission.

Republic Bancorp, Inc. Financial Information
First Quarter 2011 Earnings Release
(all amounts other than per share amounts and number of employees and number of banking centers are expressed in thousands unless otherwise noted)

Balance Sheet Data
	March 31, 2011	Dec. 31, 2010	March 31, 2010
Assets:
Cash and cash equivalents	$472,315	$786,371	$322,291
Investment securities	645,636	542,694	460,231
Mortgage loans held for sale	1,381	15,228	5,801
Loans	2,178,886	2,175,240	2,273,188
Allowance for loan losses	(29,144)	(23,079)	(25,640)
Federal Home Loan Bank stock, at cost	26,213	26,212	26,274
Premises and equipment, net	36,734	37,770	38,300
Goodwill	10,168	10,168	10,168
Other assets and accrued interest receivable	53,555	52,099	70,382
Total assets	$3,395,744	$3,622,703	$3,180,995

Liabilities and Stockholders' Equity:
Deposits:
Non interest-bearing	$561,095	$325,375	$473,221
Interest-bearing	1,463,616	1,977,317	1,425,909
Total deposits	2,024,711	2,302,692	1,899,130

Securities sold under agreements to repurchase and other short-term borrowings	259,722	319,246	275,111
Federal Home Loan Bank advances	554,837	564,877	545,564
Subordinated note	41,240	41,240	41,240
Other liabilities and accrued interest payable	74,799	23,272	62,736
Total liabilities	2,955,309	3,251,327	2,823,781

Stockholders' equity	440,435	371,376	357,214
Total liabilities and Stockholders' equity	$3,395,744	$3,622,703	$3,180,995

Average Balance Sheet Data
	Three Months Ended March 31,
	2011	2010
Assets:
Investment securities, including FHLB stock	$614,454	$474,792
Federal funds sold and other interest-earning deposits	856,579	1,093,433
Loans and fees, including loans held for sale	2,299,479	2,658,713
Total earning assets	3,770,512	4,226,938
Total assets	4,077,318	4,423,918

Liabilities and Stockholders' Equity:
Non interest-bearing deposits	$806,532	$635,587
Interest-bearing deposits	1,890,993	2,406,326
Securities sold under agreements to repurchase and other short-term borrowings	318,083	324,149
Federal Home Loan Bank advances	562,294	612,379
Subordinated note	41,240	41,240
Total interest-bearing liabilities	2,812,610	3,384,094
Stockholders' equity	408,328	332,859

Republic Bancorp, Inc. Financial Information
First Quarter 2011 Earnings Release (continued)

Income Statement Data
	Three Months Ended March 31,
	2011	2010

Total interest income (1)	$92,623	$87,229
Total interest expense	8,652	10,357

Net interest income	83,971	76,872

Provision for loan losses	18,082	16,790

Non interest income:
Service charges on deposit accounts	3,424	3,872
Electronic refund check fees	81,062	53,168
Net RAL securitization income	179	195
Mortgage banking income	816	1,012
Debit card interchange fee income	1,484	1,220
Net gain loss on sales, calls and impairment of securities	(279)	(69)
Other	626	479
Total non interest income	87,312	59,877

Non interest expenses:
Salaries and employee benefits	17,239	17,378
Occupancy and equipment, net	6,297	6,418
Communication and transportation	2,509	2,469
Marketing and development	904	8,592
FDIC insurance expense	1,635	1,117
Bank franchise tax expense	1,565	1,145
Data processing	748	720
Debit card interchange expense	523	649
Supplies	894	1,032
Other real estate owned expense	481	301
FHLB advance prepayment penalty	-	1,531
Other	10,023	9,787
Total non interest expenses	42,818	51,139

Income before income tax expense	110,383	68,820
Income tax expense	38,971	24,192

Net income	$71,412	$44,628

Republic Bancorp, Inc. Financial Information
First Quarter 2011 Earnings Release (continued)

	As of and for the
	Three Months Ended March 31,
	2011	2010
Per Share Data:
Basic average shares outstanding	20,938	20,814
Diluted average shares outstanding	20,991	20,872

End of period shares outstanding:
Class A Common Stock	18,633	18,502
Class B Common Stock	2,304	2,309

Book value per share	$21.04	$17.17
Tangible book value per share (5)	20.18	16.27

Earnings per share:
Basic earnings per Class A Common Stock	3.41	2.15
Basic earnings per Class B Common Stock	3.40	2.13
Diluted earnings per Class A Common Stock	3.40	2.14
Diluted earnings per Class B Common Stock	3.39	2.13

Cash dividends declared per share:
Class A Common Stock	0.143	0.132
Class B Common Stock	0.130	0.120

Performance Ratios:
Return on average assets	7.01%	4.04%
Return on average equity	69.96	53.63
Efficiency ratio (2)	25	37

Yield on average earning assets	9.83	8.25
Cost of interest-bearing liabilities	1.23	1.22
Net interest spread	8.60	7.03
Net interest margin	8.91	7.27

Asset Quality Ratios:
Loans on non-accrual status	26,668	39,955
Loans past due 90 days or more and still on accrual	-	4
Total non-performing loans	26,668	39,959
Other real estate owned	14,761	6,203
Total non-performing assets	41,429	46,162
Non-performing loans to total loans	1.22%	1.76%
Non-performing loans to total loans - Traditional Banking	1.23	1.78
Non-performing assets to total loans (including OREO)	1.89	2.03
Allowance for loan losses to total loans	1.34	1.13
Allowance for loan losses to total loans - Traditional Banking	1.21	1.07
Allowance for loan losses to non-performing loans	109	64
Net loan charge-offs to average loans	2.09	2.11
Net loan charge-offs to average loans - Traditional Banking	0.21	0.31
Delinquent loans to total loans (3)	1.04	1.76
Delinquent loans to total loans - Traditional Banking (3)	1.04	1.78

Other Information:
End of period full-time equivalent employees	758	749
Number of banking centers	43	44

Republic Bancorp, Inc. Financial Information
First Quarter 2011 Earnings Release (continued)

Balance Sheet Data
	Quarterly Comparison
	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Assets:
Cash and cash equivalents	$472,315	$786,371	$171,024	$268,489	$322,291
Investment securities	645,636	542,694	600,834	567,688	460,231
Mortgage loans held for sale	1,381	15,228	5,783	3,309	5,801
Loans	2,178,886	2,175,240	2,157,330	2,203,995	2,273,188
Allowance for loan losses	(29,144)	(23,079)	(24,566)	(26,659)	(25,640)
Federal Home Loan Bank stock, at cost	26,213	26,212	26,274	26,274	26,274
Premises and Equipment, net	36,734	37,770	38,171	37,560	38,300
Goodwill	10,168	10,168	10,168	10,168	10,168
Other assets and interest receivable	53,555	52,099	50,751	49,628	70,382
Total assets	$3,395,744	$3,622,703	$3,035,769	$3,140,452	$3,180,995

Liabilities and Stockholders' Equity:
Deposits:
Non interest-bearing	$561,095	$325,375	$328,083	$355,761	$473,221
Interest-bearing	1,463,616	1,977,317	1,409,019	1,470,092	1,425,909
Total deposits	2,024,711	2,302,692	1,737,102	1,825,853	1,899,130

Securities sold under agreements to repurchase and other short-term borrowings	259,722	319,246	286,510	302,054	275,111
Federal Home Loan Bank advances	554,837	564,877	565,424	565,483	545,564
Subordinated note	41,240	41,240	41,240	41,240	41,240
Other liabilities and accrued interest payable	74,799	23,272	34,668	40,056	62,736
Total liabilities	2,955,309	3,251,327	2,664,944	2,774,686	2,823,781

Stockholders' equity	440,435	371,376	370,825	365,766	357,214
Total liabilities and Stockholders' equity	$3,395,744	$3,622,703	$3,035,769	$3,140,452	$3,180,995

Average Balance Sheet Data
	Quarterly Comparison
	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Assets:
Investment securities, including FHLB stock	$614,454	$627,434	$623,758	$516,746	$474,792
Federal funds sold and other interest-earning deposits	856,579	335,593	229,125	245,863	1,093,433
Loans and fees, including loans held for sale	2,299,479	2,188,937	2,180,565	2,247,410	2,658,713
Total earning assets	3,770,512	3,151,964	3,033,448	3,010,019	4,226,938
Total assets	4,077,318	3,283,198	3,163,734	3,147,246	4,423,918

Liabilities and Stockholders' Equity:
Non interest-bearing deposits	$806,532	$341,556	$345,970	$382,006	$635,587
Interest-bearing deposits	1,890,993	1,579,281	1,471,806	1,444,036	2,406,326
Securities sold under agreements to repurchase and other short-term borrowings	318,083	352,890	333,299	309,539	324,149
Federal Home Loan Bank advances	562,294	565,314	565,445	554,201	612,379
Subordinated note	41,240	41,240	41,240	41,240	41,240
Total interest-bearing liabilities	2,812,610	2,538,725	2,411,790	2,349,016	3,384,094
Stockholders' equity	408,328	372,222	369,279	364,288	332,859

Republic Bancorp, Inc. Financial Information
First Quarter 2011 Earnings Release (continued)

Income Statement Data
	Three Months Ended
	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010

Total interest income (4)	$92,623	$34,087	$35,270	$36,887	$87,229
Total interest expense	8,652	8,652	8,818	8,834	10,357
Net interest income	83,971	25,435	26,452	28,053	76,872

Provision for loan losses	18,082	1,748	(1,804)	2,980	16,790

Non interest income:
Service charges on deposit accounts	3,424	3,860	3,847	4,009	3,872
Electronic refund check fees	81,062	276	293	5,052	53,168
Net RAL securitization income	179	37	8	25	195
Mortgage banking income	816	1,703	1,679	1,403	1,012
Debit card interchange fee income	1,484	1,322	1,213	1,312	1,220
Net loss on sales, calls and impairment of securities	(279)	(95)	-	(57)	(69)
Other	626	551	783	560	479
Total non interest income	87,312	7,654	7,823	12,304	59,877

Non interest expenses:
Salaries and employee benefits	17,239	11,503	13,399	12,966	17,378
Occupancy and equipment, net	6,297	5,373	5,114	5,053	6,418
Communication and transportation	2,509	1,343	887	719	2,469
Marketing and development	904	697	722	802	8,592
FDIC insurance expense	1,635	670	586	782	1,117
Bank franchise tax expense	1,565	755	642	645	1,145
Data processing	748	719	660	598	720
Debit card interchange expense	523	507	299	286	649
Supplies	894	762	219	346	1,032
Other real estate owned expense	481	464	562	502	301
FHLB advance prepayment penalty	-	-	-	-	1,531
Other	10,023	2,624	2,032	1,946	9,787
Total non interest expenses	42,818	25,417	25,122	24,645	51,139

Income before income tax expense	110,383	5,924	10,957	12,732	68,820
Income tax expense	38,971	1,506	3,647	4,335	24,192

Net income	$71,412	$4,418	$7,310	$8,397	$44,628

Republic Bancorp, Inc. Financial Information
First Quarter 2011 Earnings Release (continued)

	As of and for the Three Months Ended
	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Per Share Data:
Basic average shares outstanding	20,938	20,935	20,917	20,840	20,814
Diluted average shares outstanding	20,991	21,001	20,988	20,958	20,872

End of period shares outstanding:
Class A Common Stock	18,633	18,628	18,627	18,546	18,502
Class B Common Stock	2,304	2,307	2,308	2,308	2,309

Book value per share	$21.04	$17.74	$17.71	$17.55	$17.17
Tangible book value per share (5)	20.18	16.88	16.84	16.67	16.27

Earnings per share:
Basic earnings per Class A Common Stock	3.41	0.21	0.35	0.40	2.15
Basic earnings per Class B Common Stock	3.40	0.20	0.34	0.39	2.13
Diluted earnings per Class A Common Stock	3.40	0.21	0.35	0.40	2.14
Diluted earnings per Class B Common Stock	3.39	0.20	0.34	0.39	2.13

Cash dividends declared per share:
Class A Common Stock	0.143	0.143	0.143	0.143	0.132
Class B Common Stock	0.130	0.130	0.130	0.130	0.120

Performance Ratios:
Return on average assets	7.01%	0.54%	0.92%	1.07%	4.04%
Return on average equity	69.96	4.80	7.92	9.22	53.63
Efficiency ratio (2)	25	77	73	61	37

Yield on average earning assets	9.83	4.33	4.65	4.90	8.25
Cost of interest-bearing liabilities	1.23	1.36	1.46	1.50	1.22
Net interest spread	8.60	2.97	3.19	3.40	7.03
Net interest margin	8.91	3.23	3.49	3.73	7.27

Asset Quality Data:
Loans on non-accrual status	26,668	28,317	36,358	37,669	39,955
Loans past due 90 days or more and still on accrual	-	-	-	-	4
Total non-performing loans	26,668	28,317	36,358	37,669	39,959
Other real estate owned	14,761	11,969	6,203	6,359	6,203
Total non-performing assets	41,429	40,286	42,561	44,028	46,162
Non-performing loans to total loans	1.22%	1.30%	1.69%	1.71%	1.76%
Non-performing loans to total loans - Traditional Banking	1.23	1.30	1.69	1.71	1.78
Non-performing assets to total loans (including OREO)	1.89	1.84	1.97	1.99	2.03
Allowance for loan losses to total loans	1.34	1.06	1.14	1.21	1.13
Allowance for loan losses to total loans - Traditional Banking	1.21	1.06	1.14	1.21	1.07
Allowance for loan losses to non-performing loans	109	82	68	71	64
Net loan charge-offs to average loans	2.09	0.59	0.05	0.35	2.11
Net loan charge-offs to average loans - Traditional Banking	0.21	0.65	0.70	0.40	0.31
Delinquent loans to total loans (3)	1.04	1.24	1.69	1.72	1.76
Delinquent loans to total loans - Traditional Banking (3)	1.04	1.24	1.69	1.72	1.78

Other Information:
End of period full-time equivalent employees	758	744	738	740	749
Number of banking centers	43	43	44	44	44

Republic Bancorp, Inc. Financial Information
First Quarter 2011 Earnings Release (continued)

Segment Data:

The reportable segments are determined by the type of products and services offered, distinguished between Traditional Banking, Mortgage Banking and Tax Refund Solutions (“TRS”). They are also distinguished by the level of information provided to the chief operating decision maker, who uses such information to review performance of various components of the business (such as branches and subsidiary banks), which are then aggregated if operating performance, products/services, and customers are similar. Loans, investments and deposits provide the majority of the net revenue from Traditional Banking operations; servicing fees and loan sales provide the majority of revenue from Mortgage Banking operations; RAL fees and ERC/ERD fees provide the majority of the revenue from TRS. All Company operations are domestic. Segment information for the three months ended March 31, 2011 and 2010 follows:

Republic Bancorp, Inc. Financial Information
First Quarter 2011 Earnings Release (continued)

	Three Months Ended March 31, 2011
(dollars in thousands)	Traditional Banking	Tax Refund Solutions	Mortgage Banking	Total Company

Net interest income	$25,128	$58,721	$122	$83,971

Provision for loan losses	4,322	13,760	-	18,082

Electronic refund check fees	-	81,062	-	81,062
Net RAL securitization income	-	179	-	179
Mortgage banking income	-	-	816	816
Net loss on sales, calls and impairment of securities	(279)	-	-	(279)
Other non interest income	5,403	129	2	5,534
Total non interest income	5,124	81,370	818	87,312

Total non interest expenses	23,096	18,619	1,103	42,818

Gross operating profit / (loss)	2,834	107,712	(163)	110,383
Income tax expense / (benefit)	351	38,670	(50)	38,971
Net income	$2,483	$69,042	$(113)	$71,412

Segment end of period assets	$3,147,697	$238,707	$9,340	$3,395,744

Net interest margin	3.33%	NM	NM	8.91%

	Three Months Ended March 31, 2010
(dollars in thousands)	Traditional Banking	Tax Refund Solutions	Mortgage Banking	Total Company

Net interest income	$27,261	$49,534	$77	$76,872

Provision for loan losses	2,777	14,013	-	16,790

Electronic refund check fees	-	53,168	-	53,168
Net RAL securitization income	-	195	-	195
Mortgage banking income	-	-	1,012	1,012
Net loss on sales, calls and impairment of securities	(69)	-	-	(69)
Other non interest income	5,563	8	-	5,571
Total non interest income	5,494	53,371	1,012	59,877

Total non interest expenses	25,809	24,502	828	51,139

Gross operating profit	4,169	64,390	261	68,820
Income tax expense	910	23,161	121	24,192
Net income	$3,259	$41,229	$140	$44,628

Segment end of period assets	$2,890,284	$276,310	$14,401	$3,180,995

Net interest margin	3.78%	NM	NM	7.27%

Republic Bancorp, Inc. Financial Information
First Quarter 2011 Earnings Release (continued)

(1) – The amount of loan fee income included in total interest income was $59.3 million and $51.2 million for the quarters ended March 31, 2011 and 2010.

(2) – Equals total non-interest expense divided by the sum of net interest income and non interest income. The ratio excludes net loss on sales, calls and impairment of investment securities.

(3) – Equals total loans over 30 days past due divided by total loans.

(4) – The amount of loan fee income included in total interest income per quarter was as follows: $59.3 million (quarter ended March 31, 2011), $726,000 (quarter ended December 31, 2010), $924,000 (quarter ended September 30, 2010), $2.1 million (quarter ended June 30, 2010) and $51.2 million (quarter ended March 31, 2010).

(5) – Represents total equity less goodwill, core deposit intangible asset, and mortgage servicing rights asset divided by total shares outstanding.

NM – Not meaningful

CONTACT:
Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President and Chief Financial Officer
502-560-8628